Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President & Corporate Secretary
(303) 573-1660
ROYAL GOLD ANNOUNCES THE CLOSING OF THE OVER-ALLOTMENT
ASSOCIATED WITH ITS PUBLIC OFFERING OF COMMON STOCK
     DENVER, COLORADO. MAY 3, 2007: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL) announced today that it has closed the sale of 400,064 shares of its common stock in connection with the exercise of the over-allotment option granted to the underwriters associated with the Company’s previously announced underwritten public offering of 4,000,000 shares of its common stock.
     The offering was conducted pursuant to the Company’s existing effective shelf registration filed on Form S-3 with the U.S. Securities and Exchange Commission. The offering was priced at $29.25 per share, and proceeds to the Company from the offering and the exercise of the over-allotment, net of commission and expenses, is approximately $122 million.
     HSBC Securities (USA) Inc. was the sole global coordinator for the offering and acted as joint book runner with Merrill Lynch, Pierce, Fenner & Smith Incorporated. JP Morgan, National Bank Financial, and UBS Investment Bank acted as co-managers. The net proceeds of this offering were used to repay the outstanding balance under the Company’s revolving credit facility with HSBC Bank USA, National Association, and will be used to fund the acquisition and financing of additional royalty interests, and for general corporate purposes.

     A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. A final prospectus supplement and related prospectus relating to the offering may be obtained from HSBC Securities (USA) Inc., 452 Fifth Avenue, New York, NY 10018, Attn: Equity Syndicate Desk, and from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080, Attn: Prospectus Department.
     This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of that state.
     Royal Gold is a precious metals royalty company engaging in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ National Market System under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.

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